Exhibit 10.65

Dated: January 9, 2012

ESPEED SUPPORT SERVICES LIMITED

and

TOWER BRIDGE INTERNATIONAL SERVICES L.P.

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is dated the 9th day of January and is made BETWEEN:

(1)	ESPEED SUPPORT SERVICES LIMITED a United Kingdom limited company whose registered office is at One Churchill Place, London E14 5RD, which shall be referred to herein as “eSpeed”; and

(2)	TOWER BRIDGE INTERNATIONAL SERVICES L.P. a United Kingdom limited partnership established under the Limited Partnership Act 1907, acting through its General Partner Tower Bridge GP Limited whose registered office is at One Churchill Place, London E14 5RD, which shall be referred to herein as “TBIS”.

WHEREAS:

(A)	eSpeed has the resources and capacity to provide the Services.

(B)	TBIS wishes to appoint eSpeed to provide and perform, or arrange for the provision of the Services to TBIS so that TBIS can provide them or cause their provision directly to each of the firms listed in schedule 4, as may be amended from time to time by notice from TBIS to eSpeed (collectively, the “Firms” and each a “Firm”), as TBIS may reasonably require, and eSpeed wishes to accept such appointment on the terms and subject to the conditions set forth herein.

(C)	TBIS and the Firms entered into an Administrative Services Agreement (“ASA”) under which TBIS provides the Services or procures the provision of the Services to the Firms by its Affiliates or Third Parties.

(D)	eSpeed shall provide the Services in such a way as to enable TBIS to comply with its obligations under the ASA and to enable the Firms to comply with their regulatory requirements.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means in relation to eSpeed, BGC Partners, Inc and its Subsidiaries, or any entity over which BGC Partners, Inc or its Subsidiaries has the power, directly or indirectly, to direct or cause the direction of its management and policies, whether through the ownership of voting securities, partnership interests, by contract or otherwise;

“Business Continuity Plan” means the plan which sets out the procedures to be adopted by each of the parties in the case of an Interruption Event as amended from time to time;

“Charges” has the meaning given in Schedule 3;

“Claiming party” has the meaning given in clause 14.1;

“Confidential Information” means any information, which the party has notified the other party, is of a confidential nature and has been disclosed by such disclosing party, either directly or indirectly, in writing, electronically, orally or by drawings or inspection of samples, equipment or facilities, relating to:

(a)	the technology and products, including technical data, trade secrets, know-how, research, product plans, ideas or concepts, products, services, Software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information; and

(b)	information relating to the operations and business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, product pricing and marketing, financial or other strategic business plans or information;

“Data Protection Laws” means the Data Protection Act 1998 or any equivalent applicable legislation and regulations which are relevant for purposes of the Agreement;

“Effective Date” means midnight on 31 December 2011;

“Events of Force Majeure” has the meaning given in clause 14.1;

“FSA” means the Financial Services Authority (and includes its successors);

“Insolvency Event” means any corporate action, legal proceedings or other procedure or step taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation arising from the insolvency of a party (by way of voluntary arrangement, scheme of arrangement or otherwise) (other than for the purpose of a solvent reorganisation or equivalent);

(b)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the relevant entity or any of its assets (in each case whether out of court or otherwise); or

(c)	enforcement of any security over any assets including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against all or any part of the assets of the relevant entity.

and “Insolvency Event” includes any event occurring in relation to any party or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject which corresponds in that country or territory with any of those mentioned in (a) to (c) above but “Insolvency Event” does not include any winding up petition or other action referred to above which is discharged, stayed or dismissed within 30 days of its presentation;

“Interruption Event” means an incident or event which has a significant impact on the performance of the Services, more particularly detailed in the Business Continuity Plan as at the Effective Date;

“Modifications” means any material modifications, adaptations, new releases, new versions, upgrades and patches of the relevant software or data and the word “Modify” and all variants thereof, shall be construed accordingly;

“Non-claiming party” has the meaning given in clause 14.2;

“Office Space” has the meaning given in Schedule 2;

“Occupation Documents” has the meaning given in Schedule 2;

“Records” means financial and other records in whatever media of all costs and other matters relating to the provision of the Services;

“Service Levels” means the performance standards set out in clause 3 in accordance with which eSpeed is to provide the Services;

“Services” has the meaning given in schedule 1 and includes all matters of any nature ancillary and arising therefrom as amended from time to time by the parties;

“TBIS’ Contractors” has the meaning given in clause 16.1;

“SYSC” means the rules on Senior Management Arrangements, Systems and Controls contained in the FSA Handbook;

“Software” means any software, including any Modifications, and all related source codes, irrespective of form or medium;

“Subsidiaries” means, as of the relevant date of determination, with respect to any person, any other person of which 50% or more of the voting power of the outstanding voting securities (which, for the avoidance of doubt, shall include a general partner interest) or 50% or more of the outstanding economic interest is held, directly or indirectly, by such person; and

“Third Party” means a person or entity who is not eSpeed or its Affiliate.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to a clause or a schedule are to a clause of, or a schedule to, this Agreement, and references to this Agreement include its schedules and references in the schedules or part or section of the schedules to a paragraph are to a paragraph of such schedule or that part or section of such schedule;

1.2.2	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

1.2.4	a statute or statutory provision is to be construed as a reference to that statute or statutory provision as the same may have been or may from time to time hereafter be amended or re-enacted;

1.2.5	the descriptive headings to clauses, the schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.2.6	“party” means a party to this Agreement and includes its assignees and/or successors in title to substantially the whole of its undertaking;

1.2.7	“includes” or “including” shall mean including, without limitation; and

1.2.8	references to writing include any method of reproducing words in a legible and non-transitory form.

2.	SERVICES

2.1	For the duration of this Agreement and upon the terms and subject to the conditions set forth herein, eSpeed shall provide the Services to TBIS as are agreed between the parties from time to time and as set out in schedule 1 in return for payment of the Charges as set out in Schedule 3, so that TBIS can provide or cause the provision of such services to the Firms in accordance with its obligations under the ASA.

2.2	Subject to agreement on the amount of Charges, eSpeed shall provide, or cause to be provided, such additional Services as TBIS may reasonably request.

2.3	eSpeed may at its discretion arrange for Affiliates or Third Parties to provide Services hereunder (whether to TBIS or directly to the Firms on behalf of TBIS). Without prejudice to the effectiveness of clause 22.1, but subject to clauses 11.4 to 11.6 in respect of Third Parties, the provision of such Services may be subject to separate agreements or arrangements with such Third Parties or Affiliates which shall govern the provision of such Services by Affiliates or Third Parties.

2.4	TBIS may request eSpeed to propose one or more of eSpeed’s employees, consultants or agents to become officers, directors and/or control function staff or occupy other positions of authority in TBIS or Firms (“Senior Personnel”). TBIS and/or the Firms shall provide such information as eSpeed and its prospective Senior Personnel may reasonably require in relation to such position. Without obligation, eSpeed may propose such persons to be Senior Personnel (and provide such information as TBIS may require), whom TBIS or Firms may in their absolute discretion appoint as Senior Personnel upon such terms and conditions that TBIS and/or Firms and the Senior Personnel may agree. TBIS and/or Firms may request eSpeed to provide an alternative person to replace such Senior Personnel as and when TBIS in its absolute discretion deems fit.

2.5	The parties shall furnish each other with such information (including management information) as may be reasonably required to fulfil their obligations under this Agreement and in order for TBIS to comply with its obligations under the ASA and for the Firms to comply with their regulatory obligations. eSpeed shall provide any such information in the form and with such content and frequency as TBIS may reasonably require.

2.6	In order for TBIS to comply with its obligations under the ASA and/or for the Firms to comply with their regulatory obligations and for corporate governance purposes, eSpeed shall design and draft any policies, procedures and reports that TBIS or the Firms may reasonably require (subject to TBIS’s or Firms’ final approval) and also shall implement the policies, procedures and reports again subject always to TBIS’s or Firms’ approval.

2.7	Subject to its compliance with the provisions of this Agreement, eSpeed shall in its discretion determine how and in what manner it, inter alia, organises itself and provides the Services.

3.	SERVICE LEVELS AND PERSONNEL

3.1	In order for TBIS to comply with its obligations under the ASA and for the Firms to comply with their regulatory obligations, eSpeed shall use reasonable endeavours to:

3.1.1	provide the Services with reasonable skill and care;

3.1.2	employ or engage sufficient suitably qualified individuals to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

3.1.3	employ or engage, in connection with the provision of the Services, only persons who are reasonably experienced, skilled and competent;

3.1.4	ensure that every person from time to time engaged or employed by eSpeed in and about the provision of the Services has satisfactorily passed relevant background checks;

3.1.5	ensure that every person from time to time engaged or employed by eSpeed in and about the provision of the Services is, and at all times remains, sufficiently trained, skilled and instructed with regard to the duty or duties which that person has to perform;

3.1.6	exercise reasonable skill and care in the selection and appointment (if applicable) of any Third Party in relation to the provision of the Services;

3.1.7	routinely supervise the performance of the Services to ensure that the Services are provided in all respects in accordance with the terms of this Agreement;

3.1.8	adequately manage the risks associated with the Services and ensure that their likelihood of occurrence is brought to the attention of TBIS and/or the Firms in reasonable time;

3.1.9	disclose to TBIS and/or the Firms any development that may have a material impact, as defined in SYSC 8, on its ability to carry out the Services effectively and in compliance with the applicable laws and regulatory requirements;

3.1.10	co-operate with the FSA and any other relevant competent authority in connection with the Services;

3.1.11	grant TBIS, the Firms, their auditors, their nominated third parties and the FSA and any other relevant competent authority access to the business premises, information, systems, employees, agents and sub-contractors for the purpose of examining the operation of the Services (if any) and compliance with the obligations arising under this Agreement provided that TBIS, the Firms, their auditors or their nominated third parties shall give eSpeed not less than 24 hours’ prior notice (save in the case of emergency); and

3.1.12	continuously provide the Services notwithstanding any currency changes and/or a need to represent values in a different currency.

3.2	eSpeed shall also use reasonable endeavours to procure that Third Parties and Affiliates who provide Services which constitute material outsourcing under SYSC provide such Services in accordance with clause 3.1.

3.3	TBIS and/or the Firms shall arrange and implement a system of assessment, as they deem necessary, in order to assess the standards of performance of the Services provided by eSpeed on a periodic basis. eSpeed shall co-operate with TBIS or Firms and provide all reasonable assistance to enable TBIS or Firms to make such assessments.

3.4	eSpeed shall, so far as it is practicable, upon request from time to time (before termination of this Agreement) supply in writing to TBIS or the Firms, to the extent permissible and reasonably practicable, such information relating to the employees, consultants, or Third Parties employed or engaged, as the case may be, by eSpeed in the provision of the Services as may be reasonably requested.

3.5	The parties shall have review meetings to discuss amongst other things any actual or potential risks in relation to the Services, held at a frequency to be agreed in good faith by both eSpeed and TBIS but for the avoidance of doubt, at least annually from the Effective Date.

3.6	If it appears that eSpeed may not be providing the Services effectively and in compliance with applicable laws and regulatory requirements in accordance with the terms of this Agreement, TBIS shall notify eSpeed in writing of such concerns and eSpeed shall, upon receipt of such notice, do all such acts and implement measures reasonably necessary, to remedy any defaults and deficiencies and to provide the standard of Services in accordance with the terms of this Agreement and in compliance with applicable laws and regulatory requirements.

3.7	Notwithstanding anything to the contrary contained in this clause, eSpeed acknowledges and agrees that it shall provide the Services set forth in clause 2 subject to the ultimate authority of TBIS to control its own business and affairs. Each Party acknowledges that the Services provided hereunder by eSpeed are intended to be administrative and technical support services and are not intended to set policy for TBIS.

4.	COMMENCEMENT, TERM AND TERMINATION

4.1	The term of this Agreement shall commence on the Effective Date and the Agreement shall remain in effect until terminated in accordance with this clause 4.

4.2	TBIS may terminate this Agreement at any time by written notice to eSpeed, such notice to take effect in accordance with the following terms:

4.2.1	if eSpeed commits a material breach of this Agreement and fails to remedy such breach within 30 days of receiving written notice to do so from TBIS;

4.2.2	if there occurs an Insolvency Event in respect of eSpeed;

4.2.3	upon 90 days written notice, provided that TBIS shall (i) pay to eSpeed an amount equal to the costs incurred by eSpeed as a result of such termination, including, without limitation, any severance or cancellation fees and (ii) still be obliged to pay to eSpeed such proportion of Charges as may be payable by TBIS for such Services (Based upon its usage of such Services) as may be provided by eSpeed’s Affiliates and/or Third Parties where:

(a)	eSpeed has a reasonable period from receipt of the above notice from TBIS, to take reasonable steps to give notice to terminate relevant agreements and arrangements which govern the provision of Services by the Affiliate or Third Parties to whom eSpeed has delegated any or all provision of Services in accordance with clause 2.3; and

(b)	eSpeed is bound under such agreements and arrangements with Affiliates and/or Third Parties to continue to pay for provision of Services for a longer period than the expiry of the notice period in this clause 4.2.3; and such agreements and arrangements have not yet terminated and for the avoidance of doubt the provisions in this clause 4.2.3 shall also apply to the termination of provision of any specific Services by TBIS as specified in clause 4.3.

4.3	TBIS may terminate the provision of any specific Service upon 90 days written notice (or such shorter period as the parties may agree) to eSpeed but subject to the provisions of clause 4.2.3. Further, if the provision of any Service or Services is terminated pursuant to this clause 4.3, the level of Charges provided for in respect of the Service or Services in question shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to eSpeed of supplying that Service or those Services. eSpeed’s obligations to provide the remaining Services shall continue in force.

4.4	Subject to clause 8, eSpeed may terminate this Agreement at any time by written notice to TBIS such notice to take effect in accordance with the following terms:

4.4.1	if TBIS commits a material breach of this Agreement and fails to remedy such breach within 90 days of receiving written notice to do so from eSpeed; or

4.4.2	if there is any failure by TBIS or Firms to pay an amount (which is not a disputed amount) 60 days after it has become due and payable; or

4.4.3	by 365 days notice in writing to TBIS.

4.5	Subject to clause 8.5, eSpeed may only terminate the provision of any specific Service upon 365 days notice by written notice to TBIS (or such shorter period as the parties may agree). If the provision of any Service or Services is terminated pursuant to this clause 4.5, the level of Charges in respect of the Service or Services in question by reference to Schedule 3 shall be reduced by an amount to be agreed between the parties within 30 days of the termination of the Service(s), or in the absence of agreement, the cost to eSpeed of supplying that Service or those Services. eSpeed’s obligations to provide the remaining Services shall continue in force.

5.	POST TERMINATION PAYMENTS AND MATTERS

5.1	All payment obligations herein shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

5.2	Termination of this Agreement for whatever reason shall be without prejudice to the rights, obligations and liabilities of either party or Affiliates, then accrued or due at the date of termination, nor shall termination affect the coming into force or the continuation in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force at or after termination.

5.3	Upon termination of this Agreement, TBIS or Firms shall be entitled to continued use of any hardware and equipment that were used prior to the date of termination of this Agreement for a further 240 days (or such other period as the parties may agree) upon the terms and conditions set forth herein (including the payment terms in Schedule 3) provided that: (1) where such hardware and equipment is supplied by an Affiliate or Third Party, termination of the relevant agreement or arrangement has not taken place and, without prejudice to eSpeed’s rights under clause 4.2.3 to terminate such agreement or arrangement, and (2) eSpeed shall not be required to repair or replace any such hardware or equipment and (3) TBIS exercises reasonable endeavours to locate and contract with an alternative supplier of such software and hardware.

5.4	Upon the reasonable request of TBIS and upon termination of the Agreement or a particular Service pursuant to clause 4, so far as it is practicable, eSpeed shall provide TBIS and/or Firms with any and all data, information or Records generated with respect to the Services in a format usable by TBIS and/or Firms. TBIS shall pay the cost, if any, of the provision of such data and information and of converting such data or information into the appropriate format.

5.5	The parties shall use reasonable endeavours to ensure that any termination of this Agreement or any termination of a Service provided by eSpeed shall not detrimentally affect the continuity and quality of the provision of the Services to the Firms’ clients.

6.	FAILURE TO PERFORM THE SERVICES

In the event of any breach of this Agreement by eSpeed, with respect to any error or defect in providing any Service, eSpeed shall, at TBIS’s and/or Firms’ request, use its reasonable efforts to correct or cause to be corrected such error or defect or re-perform or cause to be re-performed such Service, as promptly as practicable.

7.	STEP-IN RIGHTS

7.1	If:

7.1.1	there occurs an Insolvency Event in relation to eSpeed; or

7.1.2	there is any material breach, default or non-performance by eSpeed under this Agreement;

which substantially prevents, hinders, degrades or delays the performance of any Services, whether directly provided by eSpeed, its Affiliate or Third Parties,

necessary for the performance of its (or a Firm’s) business in relation to any function which TBIS or a Firm reasonably believes to be critical (“Affected Function”), at TBIS’s or a Firm’s option and without limiting any other rights of TBIS or a Firm (whether in law or under this Agreement), TBIS or a Firm may, upon prior written notice, take control of any part of the Services that impacts on the Affected Function and, in doing so, may take such other action as is reasonably necessary to restore the Affected Function.

7.2	eSpeed shall co-operate fully with TBIS and the Firms and TBIS’s or the Firms’ Contractors, and provide all reasonable assistance to restore the Affected Function as soon as possible, including giving TBIS and/or the Firms, their agents and contractors reasonable access to eSpeed’s facilities, systems and all other equipment and Software and materials used by or on behalf of eSpeed in connection with the Services.

7.3	TBIS shall co-operate with eSpeed or the Firms to the extent reasonably necessary in respect of any shared services environment of eSpeed or Firm and, where possible, shall follow eSpeed’s or the Firms’ then current procedures and processes, so far as applicable to the delivery of the Services.

7.4	Subject to clause 16, TBIS or the Firms shall cease their control of the Services when eSpeed is able to provide the Services in accordance with this Agreement and the parties shall work together to ensure an orderly handover.

7.5	Nothing in this clause 7 shall limit eSpeed’s liability to TBIS or the Firms with respect to any default or non-performance by eSpeed under this Agreement, provided that eSpeed shall not be liable for any further failure or deterioration in the Services which is a direct result of TBIS or the Firms exercising the step-in rights set out in clause 7.1.

7.6	For purposes of this clause and where otherwise applicable, TBIS and eSpeed acknowledge and agree to use reasonable endeavours to ensure that a Firm only takes control of the Services or that part of the Services that is provided to that Firm, and such Firm shall not take control of, or interfere with the Services provided by eSpeed to other Firms, or do anything which may affect the Services provided to other Firms, without those Firms’ prior written consent.

8.	INSOLVENCY EVENT

8.1	An Insolvency Event occurring in relation to TBIS or a Firm shall not give eSpeed the right to terminate this Agreement unless one of the circumstances set out in clause 8.2 below has arisen.

8.2	The circumstances referred to in clause 8.1 are:

8.2.1

TBIS has not, within 5 days of the occurrence of an Insolvency Event, notified eSpeed of the Insolvency Event and/or has not paid eSpeed all Charges for that 5 day period, (or a Firm has not paid eSpeed for all

Charges for that 5 day period if applicable) calculated on a pro-rata basis based upon the average daily rate over the 3 months preceding the Insolvency Event;

8.2.2	TBIS or Firm does not pay, daily in advance, calculated on the basis set out in 8.2.1 above, for Services to be provided after the expiry of the 5 day period referred to in 8.2.1 above;

8.2.3	TBIS has given or gives notice of the termination of this Agreement under clause 4 and the relevant notice period has expired;

8.2.4	a period of 90 days from the date of the Insolvency Event has elapsed, and eSpeed has given 5 days written notice in advance of its intention to terminate this Agreement.

8.3	eSpeed shall have no claim in damages for the early termination of this Agreement other than in relation to any non-payment of Charges that are due to be paid under this Agreement.

8.4	In the event of an Insolvency Event occurring in relation to TBIS or Firm, TBIS will pay (to the extent permitted by law or regulation) or, where applicable, cause the Firm to pay any outstanding Charges in respect of the provision of all or any of the Services provided by eSpeed before the occurrence of the Insolvency Event. Following an Insolvency Event in relation to TBIS or Firm, TBIS will pay (or cause the Firm to pay, if applicable) eSpeed any Charges for Services performed after the occurrence of the Insolvency Event daily in advance, calculated on the basis set out in 8.2.1 above. Nothing in this clause 8 shall affect eSpeed’s right to submit a proof of debt in an insolvency of TBIS or Firm.

8.5	eSpeed will have a right to terminate this Agreement in whole or in part in respect of the Services provided by an Affiliate or Third Party if such Affiliate or Third Party terminates its agreement with eSpeed to provide such Services to TBIS or Firm upon the occurrence of an Insolvency Event in relation to TBIS or Firm.

9.	ESPEED’S WARRANTIES

9.1	eSpeed warrants and represents to TBIS, as at the Effective Date and for the duration of this Agreement that:

9.1.1	it has full capacity and authority to enter into and to perform this Agreement and the Services; and

9.1.2	it, its employees and its consultants have, or have made arrangements to ensure that they shall have, all necessary consents, licences and permissions to enable them to carry out the Services lawfully and without infringing any rights of any Third Party and they shall throughout the term of the Agreement obtain and maintain any further and other consents, licences and permissions necessary for this purpose.

10.	TBIS’ WARRANTIES

TBIS warrants and represents to eSpeed that it has full power and authority to enter into and carry out the provisions of this Agreement.

11.	EXCULPATION AND INDEMNITY; OTHER INTERESTS

11.1	Notwithstanding any provision of this Agreement to the contrary, eSpeed (including its partners, officers, directors and employees) shall not be liable to TBIS or the shareholders of TBIS for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by eSpeed to be within the scope of the authority granted to it by this Agreement and in the best interests of TBIS, except for acts or omissions constituting fraud or wilful misconduct in the performance of eSpeed’s duties under this Agreement.

11.2	Notwithstanding any provision of this Agreement to the contrary, TBIS (including its partners, officers, directors and employees) shall not be liable to eSpeed or the shareholders of eSpeed for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by TBIS to be within the scope of its authority, except for acts or omissions constituting fraud or wilful misconduct in the performance of TBIS’ duties under this Agreement.

11.3	Subject to clauses 11.4 to 11.6 save in the case of (1) personal injury or death caused by a party’s negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by TBIS to eSpeed, the aggregate of each party’s liability to the other under this Agreement in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the total aggregate Charges rendered by eSpeed to the TBIS over the preceding 12 calendar months (including 12 months prior to the Effective Date where applicable).

11.4	Where an Affiliate provides Services to eSpeed who then provides such Services to TBIS, eSpeed’s liability to TBIS shall be limited to the amount recovered by eSpeed from the Affiliate and subject to any exclusions or limitations of liability in the agreement or arrangement between eSpeed and such Affiliate.

11.5	Where an Affiliate provides Services directly to TBIS whether on behalf of eSpeed or otherwise, the aggregate of the Affiliate’s liability to TBIS or vice versa in each 12 calendar month period commencing on the Effective Date, whether for negligence, breach of contract or otherwise, shall, be limited to the equivalent of the total aggregate Charges rendered by the Affiliate to TBIS over the preceding 12 calendar months (including (including 12 months prior to the Effective Date where applicable) save where such liability is governed by a separate agreement between the Affiliate and TBIS.

11.6	Save in the case of (1) personal injury or death caused by a party’s (or eSpeed’s Affiliates’) negligence, (2) fraud or wilful misconduct of a party, or (3) for payment of the Charges due by TBIS to eSpeed, each party (and eSpeed’s Affiliates) shall not be liable for any loss of profits, revenue, opportunity, business or goodwill (whether direct or indirect) or any indirect, special or consequential loss which the other party may incur.

11.7	Subject always to the monetary and other limitations of liability set out in clauses 11.3 to 11.5 and notwithstanding clause 11.6, a party (the “First Party”) shall indemnify, defend and hold harmless the other party (and their shareholders, partners, officers, directors and employees) (“the “Second Party”) from and against any and all third party claims or liabilities of any nature (including reasonable legal fees) made against the First Party arising under or otherwise in respect of this Agreement and caused by the Second Party’s (or its Affiliates) breach of this Agreement or a third party agreement or arrangement or its negligence, wilful misconduct (except where attributable to the fraud or wilful misconduct of the Second Party) provided always that:

11.7.1	the Second Party shall have the exclusive right to control the defence of such claim or action; and

11.7.2	the First Party provides the Second Party with all reasonable assistance in connection with such defence.

11.7.3	The provision of any Services by a Third Party provider (regardless of whether they are contracted by TBIS or eSpeed in the first instance), shall be subject to the terms and conditions agreed with such Third Party or applicable to the provision of such Third Party Services (including as to warranties, representations, undertakings, obligations, exclusions and liabilities). TBIS and eSpeed shall to the extent applicable comply with the terms and conditions agreed with such Third Party.

11.8	No Third Party may benefit from the exclusions and limitations in this clause 6. The warranties, undertakings, representations and obligations of the eSpeed shall not apply to such Third Party services (other than a duty of eSpeed to exercise reasonable skill and care in the selection and appointment (if applicable) of such Third Party). For the avoidance of doubt: (1) the limitations and exclusions of liability of eSpeed set out in this Agreement hereof shall not apply to or limit the liability of any such Third Party to eSpeed or TBIS as the case may be and (2) save to the extent that eSpeed or TBIS is able to claim against a Third Party whether in contract, tort or otherwise for any loss or damage suffered by the TBIS of any nature, eSpeed shall not be liable to TBIS in relation to such Third Party. This clause shall apply whether the Third Party provides the Services directly to TBIS or provides the Services on behalf of eSpeed or its Affiliates.

11.9	In accordance with clause 11.7, the provision of any Services by a Third Party shall be subject to the terms and conditions agreed with such Third Party provided that in the case of eSpeed:

11.9.1	contracting in its own name or in the name of an Affiliate, eSpeed shall provide to TBIS the terms and conditions agreed with such Third Party upon request by the TBIS and no later than ten days upon receiving such request; or

11.9.2	contracting in the name of or directly on behalf of TBIS, eSpeed shall provide TBIS with the terms and conditions agreed with such Third Party and shall require prior consent from TBIS to contract with such Third Party on such terms and conditions.

11.10	The Services shall be provided by eSpeed to TBIS on a non-exclusive basis. Further, nothing in this Agreement shall prevent the eSpeed, TBIS or any of their Affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and any party hereto who is not a party to such arrangements shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

11.11	Save as provided for in any other agreement, TBIS shall not bring any proceedings arising out of or in connection with this Agreement against any of the eSpeed’s or its Affiliates’ employees, staff, officers or directors in relation to the Services, save in relation to:

11.11.1	personal injury or death caused by negligence; or

11.11.2	fraud or fraudulent misrepresentation.

11.12	eSpeed its Affiliates, and employees, staff, officers and directors of eSpeed and its Affiliates shall have the express benefit of this clause and shall have the right to rely on and enforce any of its terms. This clause is not intended to benefit any Third Parties who may be involved in the performance of the Services or otherwise.

12.	RELATIONSHIP OF THE PARTIES

No partnership, joint venture or other arrangement shall be deemed to be created by this Agreement. Except as expressly provided in this Agreement, none of eSpeed or TBIS nor their respective Affiliates shall have any claim against any of the others or rights of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of the others, nor shall either of them have a claim or right against any of the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self insured portion of any insured risk.

13.	AUDIT

13.1	Both parties shall maintain, or cause to be maintained, appropriate Records.

13.2	eSpeed shall retain copies of the Records for such period as may be required by law or regulation, or such longer period as may be agreed by the parties and shall permit TBIS, its nominated consultants and the certified public accountants approved by the parties or other third parties nominated by TBIS or Firm, to take copies of the same.

13.3	Any party hereto or a Firm may request a review, by those certified public accountants who examine eSpeed’s or TBIS’s books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense.

13.4	The requesting party shall use its reasonable endeavours to ensure that the conduct of each audit does not unreasonably disrupt the other party.

13.5	Subject to each party’s obligations of confidentiality, the other party shall provide the requesting party (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit.

14.	FORCE MAJEURE

14.1	“Event of Force Majeure” means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the “Claiming party”) including, (whether or not by the Claiming party,) strikes, accidents, lock-outs, inability to obtain Third Party co-operation or services, other industrial disputes or other causes beyond its respective control (in each case, whether or not relating to the Claiming party’s workforce).

14.2	The Claiming party shall not be deemed to be in breach of this Agreement or otherwise liable to the other party (the “Non-claiming party”) for any delay in, any performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an Event of Force Majeure.

14.3	The Claiming party shall, so far as is reasonably practicable, promptly notify the Non-claiming party of the nature and extent of the circumstances giving rise to the Event of Force Majeure. The Claiming party and the Non-claiming party shall then discuss and make alternative arrangements.

15.	BUSINESS CONTINUITY PLAN

15.1	eSpeed acknowledges the need for the continuity of the Services and shall maintain throughout the term of the Agreement a Business Continuity Plan and implement, on each Interruption Event and otherwise as necessary, all business continuity, disaster recovery and back-up facilities necessary for this purpose and accordingly undertake, without limitation, the following actions:

15.1.1	routinely test the backup facilities where necessary having regard to the Services provided;

15.1.2	take all reasonable action, as is required, to provide recovery of the Services in the case of any Interruption Event; and

15.1.3	make copies of all data and Software and store copies securely at a location other than where such data and Software are normally held.

15.2	In the event of an Interruption Event the Services shall be recovered by eSpeed as soon as reasonably practicable following the declaration of the Interruption Event.

15.3	During an Interruption Event eSpeed shall act in accordance with TBIS’s reasonable directions in order that any interruption to TBIS’s businesses is kept to a minimum.

15.4	Without prejudice to clause 15.1.3, in the event of a loss or destruction of data attributable to eSpeed or eSpeed’s failure to comply with any agreed security procedures, eSpeed shall reconstruct, as soon as possible, any such lost or destroyed data without charge to TBIS. Without prejudice to any other remedy of TBIS under this Agreement, eSpeed shall reimburse to TBIS its proper costs and expenses incurred by it in the recreation or attempted recreation of such data if eSpeed is unable to recreate such data.

16.	CO-OPERATION WITH OTHER CONTRACTORS

16.1	TBIS may, at any time, perform itself, or retain other providers of services of goods or services (“TBIS’ Contractors”) to perform, any services, including any services related to the Services.

16.2	eSpeed shall co-operate with and co-ordinate its provision of the Services with the performance of services by TBIS and TBIS’s Contractors.

16.3	eSpeed shall supply relevant correspondence, access to systems and facilities and such information as TBIS and TBIS’s Contractors may reasonably require in order to enable them to provide their goods or services.

16.4	The parties agree that any obligation imposed on TBIS pursuant to the provisions of this Agreement shall be deemed to have been fulfilled by TBIS to the extent that such obligations have been fulfilled by TBIS’s Contractor.

17.	ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns. Neither eSpeed on the one hand nor TBIS on the other hand shall have the right to assign all or any portion of its rights under and the benefits of this Agreement without the prior written consent of the other, save that eSpeed may without the consent of TBIS, assign its rights under and the benefits under this Agreement in whole or in part hereunder to an Affiliate upon prior written notice to TBIS and provided that this does not cause any diminution in the Services provided.

18.	WAIVER

18.1	No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by a duly authorised person, director or Services Manager of the party waiving such right.

18.2	No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature.

18.3	This Agreement may not be modified or amended except in writing signed by a duly authorised person, officer or director of TBIS and eSpeed or the relevant parties as the case may be; and approved by their respective Board of Directors, save that schedule 4 may be modified or amended by TBIS by notice to eSpeed.

18.4	In the event of any conflict between the administrative services agreement, dated 6 March 2008, between Cantor Fitzgerald, LP and BGC Partners, Inc. and this Agreement, this Agreement shall govern.

18.5	This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

18.6	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered mail, postage prepaid, to the addresses of the entities shown on page 3 of this Agreement or to the entity’s registered office. The address of any party hereto may be changed on notice to the other duly served in accordance with the foregoing provisions.

18.7	The parties to this Agreement understand and agree that any or all of the obligations of eSpeed set forth herein may be performed by any Affiliate of eSpeed.

18.8	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

19.	CONFIDENTIALITY

Except as otherwise provided in this Agreement or where prior written consent is obtained either party shall use reasonable endeavours to, and shall endeavour to cause its Affiliates, to keep Confidential Information confidential in its possession that in any way relates to the other party. The provisions of this clause do not apply to the disclosure by either party hereto or their respective Affiliates of any information, documents or materials:

(a)	which are, or become, publicly available, other than by reason of a breach of this clause, by the disclosing party or any Affiliate of the disclosing party;

(b)	was independently developed by such party or its Affiliates without any use of the Confidential Information;

(c)	received from a third party not bound by any confidentiality agreement with the other party hereto;

(d)	required by applicable law, judicial body or regulation to be disclosed by that party; or

(e)	necessary to establish such party’s rights under this Agreement,

provided that in the case of clause 19(d) the person intending to make disclosure of Confidential Information will, so far as it is practicable, notify the party to whom it is obligated to keep such information confidential.

20.	COUNTERPARTS

This Agreement may be executed in counterparts.

21.	CONTRACT RIGHTS OF THIRD PARTIES

Unless otherwise stated in this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement (excluding Affiliates and the Firms).

22.	ENTIRE AGREEMENT

22.1	This Agreement supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to or in connection with this Agreement.

22.2	Each party acknowledges that it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this Agreement and, to the extent it has been, it unconditionally and irrevocably waives any claims, rights and remedies which it might otherwise have had in relation thereto.

22.3	The provisions of this clause shall not exclude any liability which any of the parties would otherwise have to the other or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

23.	INVALIDITY AND SEVERABILITY

23.1	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

23.1.1	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

23.1.2	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.

23.2	If any provision of this Agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and the validity of the remaining provisions shall not be affected. If such deletion materially affects the interpretation of this Agreement then the parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the parties.

24.	DATA PROTECTION

Each party warrants, represents and undertakes to the other that, during the term of this Agreement, it shall comply with requirements of the Data Protection Laws.

25.	NOTICES

All notices must be in writing and any notice, information, instruction or other communication should be sent to:

25.1.1	in the case of TBIS: the chief operating officer at the time; and

25.1.2	in the case of eSpeed: the company secretary at the time.

Any such notice, information, instruction or other communication will be distributed or communicated to the relevant Board of Directors of TBIS or eSpeed, as the case may be.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

26.2	Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

26.3	Without prejudice to TBIS’s right to seek redress in court, eSpeed shall continue to provide the Services and to perform its obligations under this Agreement notwithstanding any dispute or the implementation of the procedures set out in this clause 26, but subject to the terms in clause 8 as if an Insolvency Event in relation to TBIS has occurred.

IN WITNESS whereof this Agreement has been entered into the day and year first written above.

SIGNED on behalf of
ESPEED SUPPORT SERVICES LIMITED

/s/ Anthony Graham Sadler
Name: Anthony Graham Sadler
Title: Director

SIGNED on behalf of
TOWER BRIDGE INTERNATIONAL SERVICES L.P.

/s/ Anthony Graham Sadler
Name: Anthony Graham Sadler
Title: Director

SCHEDULE 1

“Services” shall include but shall not be limited to:

INFRASTRUCTURE

Responsibilities include the design, management and operation of the global voice and data network, data centres and all systems upon which business is conducted. The global Infrastructure Team is comprised of the following groups:

MARKET DATA

•	The Market Data team support and administer all Market Data and Financial exchange connectivity used by the businesses.

INFRASTUCTURE DESIGN AND SECURITY

•	Infrastructure Design and Security are responsible for Information Security, Network Architecture and Engineering, Systems Monitoring and Enterprise Architecture.

VOICE

•	The Voice Group is responsible for all Voice and Video services used by the businesses.

OPERATIONS

•	The Operations team are responsible for the monitoring of all systems.

WINTEL

•	The Wintel group is responsible for the engineering and support of all Microsoft based servers and desktop applications.

UNIX

•	The Unix group is responsible for the engineering and support of all Unix based systems and applications.

STORAGE AREA NETWORK

•	The Storage Area Network Team is responsible for the design, engineering and management of information storage.

DATA CENTER MANAGEMENT

•	The Data Centre Teams are responsible for the management of the global Data Centres, which house all of the systems that run the business.

DATABASE ADMINISTRATION

•	The Database Administration Team is responsible for the engineering and support of all databases used by the businesses.

•	CLIENT SERVICES

•	The Client Services and Deployment Teams work with customers to connect front and back office electronic systems.

CORPORATE GOVERNANCE AND MANAGEMENT INFORMATION SERVICES

•	Evaluate corporate governance systems and practices;

•	Develop corporate governance policies, procedures and standards of business conduct for corporate governance purposes;

•	Source and collate relevant management information to ensure compliance with applicable laws, regulations and corporate governance policies and procedures;

•	Provide delineated descriptions of services for management information and costing allocation purposes in relation to the Firms.

SCHEDULE 2

Sharing Office Space

1.	Licence to share Office Space

(a)	During the term of this Agreement, TBIS or Firm may share with eSpeed the occupation of the whole or any part of eSpeed’s or its Affiliates’ offices (the “Office Space”) for the purposes permitted under this Agreement, subject to the terms set out in this schedule.

(b)	Such sharing shall only subsist if and to the extent that (and only for as long as) it is permitted by the terms of the relevant lease, licence or other arrangement pursuant to which eSpeed or its Affiliates are permitted to occupy the relevant Office Space (the “Occupation Document”).

(c)	The space to be provided to TBIS or Firm by eSpeed or its Affiliates has been agreed between them but may be expanded or contracted if and as agreed by the parties from time to time. At the request of eSpeed or its Affiliates, TBIS or Firm shall vacate the relevant Office Space immediately if such sharing of occupation of the Office Space is no longer permitted by the Occupation Document.

2.	Consideration

(a)	So long as TBIS shares any part of the Office Space, TBIS or a Firm shall pay to eSpeed or its Affiliates in accordance with clause 2.1 of this Agreement an amount calculated on the basis agreed between them which as at the date of this Agreement is an amount equal to the product of (X) the rate per square unit of measurement then being paid by eSpeed or its Affiliates for the Office Space (such amount to include, if applicable, rent and any service charge, insurance charge, rates and other outgoings multiplied by (Y) the number of square feet that TBIS or Firm is entitled to occupy pursuant to this Agreement.

(b)	In addition, TBIS or Firm shall pay to eSpeed or its Affiliates in accordance with clause 2.1 of this Agreement an amount calculated on the basis agreed between them which as at the date of this Agreement is an amount equal to the sum of the allocated costs (including leasehold amortization expenses, depreciation, overhead, taxes and repairs) in respect of the Office Space.

3.	Compliance with lease licence or other arrangement

(a)	TBIS hereby agrees not to take any action or fail to take any action in connection with its sharing of any part of the Office Space as a result of which eSpeed or its Affiliates would be in breach of any of the terms and conditions of the relevant Occupation Document or other restriction or obligation affecting eSpeed’s or its Affiliates’ use of such Office Space.

(b)	TBIS agrees to comply with the terms and provisions of the relevant Occupation Document insofar as they relate to the Office Space being shared with eSpeed or its Affiliates.

(c)	There is no intention to create between eSpeed (or its Affiliates) and TBIS the relationship of lessor and lessee (or equivalent relationship) in relation to the Office Space other than may be specifically set out in a separate agreement between eSpeed, its Affiliates and TBIS or Firm.

(d)	Any sharing of space, sublease or other arrangement shall be subject to any third party consents, including any relevant landlord’s.

(e)	TBIS will indemnify and keep indemnified eSpeed and its Affiliates against all losses, costs, claims, charges, damages and fees whatsoever suffered or incurred by eSpeed or its Affiliates directly or indirectly as a result of or arising from a breach by TBIS’s of the terms this schedule 2 or TBIS’s or |Firm’s use and/or occupation of the Office Space.

4.	Office Space used

The initial square unit of measurement of Office Space, to be used by TBIS or Firm is set out in the appendix attached to this schedule as amended from time to time.

APPENDIX 1

Particulars of the Office Space provided by eSpeed or its Affiliates to TBIS or Firms as at the Effective Date. The particulars of the Office Space may be subject to change, as may be agreed by the parties from time to time.

Premises	Lessee	Occupiers (Current)	Term	Square Footage
Levels 18, 19 and 20 1 Churchill Place Canary Wharf, E14 5RD	Tower Bridge International Services LP	1. Tower Bridge International Services LP 2. BGC Brokers LP 3. BGC International LP 4. Cantor Index Ltd 5. Cantor Fitzgerald Europe 6. eSpeed International Ltd 7. eSpeed Support Services Ltd	13 years and 9 months	101,462

Level 1 40 Bank Street Canary Wharf, E14 5DW	Tower Bridge International Services LP	1. eSpeed International Ltd 2. eSpeed Support Services Ltd	25 years (Break option at July 2019)	19,773

Samson House 64 Hopton Street Southwark	BGC International	Data centre for all entities.	3 months rolling	1,900

3 King George Close Romford	Tower Bridge International Services LP	Data centre for all entities.	11 years	6,100

SCHEDULE 3

Charges for Services

1.1	In consideration for the provision of Services under clause 2, eSpeed shall charge TBIS (including any applicable taxes, in connection with the provision of such services) in accordance with the terms set out in this Schedule (the “Charges”) based upon:

(a)	an amount equal to the direct cost that eSpeed reasonably estimate it will incur or actually incurs in performing those Services including Third Party charges incurred in providing Services pursuant to clause 2 (and Office Space shall be charged in accordance with the terms in schedule 2); plus

(b)	a reasonable allocation of other costs (including, without limitation, any irrecoverable value added tax or similar tax eSpeed estimates it will incur or actually incurs in connection with such Services, depreciation and amortization) determined in a consistent and fair manner so as to cover eSpeed’s appropriate costs or in such other manner as the parties shall agree. eSpeed shall pass on to TBIS any rebate or credit of any portion of tax received by eSpeed or any rebate or credit to which eSpeed is entitled, together with an appropriate transfer pricing mark up (at the Effective Date, 7.5 per cent for non-development Services and 11% for development Services) of the value of the estimate provided in paragraph 1.1(a) of this schedule, as may be agreed by the parties from time to time.

1.2	In addition, eSpeed shall charge TBIS a monthly cost of carry recharge for net un-depreciated fixed assets held on the balance sheets of eSpeed and purchased for use by TBIS. The rate of charge calculated on the asset net book values shall be three month LIBOR plus 450bps as determined by the Treasury Department of TBIS (currently 5% as at the Effective Date) and as agreed by the parties from time to time.

1.3	Any value added or other turnover taxes required to be charged in respect of Services provided hereunder shall be separately charged in addition to any charges otherwise due hereunder.

1.4	TBIS shall pay to eSpeed the aggregate charge for Services provided under this Agreement in arrears no later than every 30 days. Amounts due by TBIS to eSpeed under this Agreement shall be set off against amounts due by the second party to the first under this or any other agreement.

1.5	eSpeed may be entitled to charge the Firms directly for the Services and in such case, TBIS agrees that the Firms may be entitled to pay eSpeed directly, as may be agreed between the parties from time to time.

SCHEDULE 4

Firms

1. Cantor Fitzgerald Europe

2. Cantor Index Limited

3. BGC Brokers LP